Exhibit 99.1
Wintrust Financial Corporation
727 North Bank Lane, Lake Forest, Illinois 60045
News Release

FOR IMMEDIATE RELEASE	July 23, 2008
FOR MORE INFORMATION CONTACT:
Edward J. Wehmer, President & Chief Executive Officer
David A. Dykstra, Senior Executive Vice President & Chief Operating Officer
(847) 615-4096
Website address: www.wintrust.com
WINTRUST FINANCIAL CORPORATION REPORTS
SECOND QUARTER 2008 EARNINGS
     LAKE FOREST, ILLINOIS — Wintrust Financial Corporation (“Wintrust” or “the Company”) (Nasdaq: WTFC) announced quarterly net income of $11.3 million, or $0.47 per diluted share, for the period ended June 30, 2008, an increase of $0.07, or 18%, compared to the $9.7 million, or $0.40 per diluted share, recorded in the first quarter of 2008. Compared to the second quarter of 2007, earnings per diluted share decreased $0.15, or 24%, on a $4.1 million decrease in net income.
     Edward J. Wehmer, President and Chief Executive Officer, commented, “The results for the quarter were generally in line with our expectations. The second quarter showed strong balance sheet growth. Core deposits and core loans both experienced solid expansion. Our loan pipelines are strong and sensible pricing continues to return to the market.”
     Mr. Wehmer went on to say, “Compression in the net interest margin brought about by the deep rate cuts made in the first quarter was effectively offset, as has consistently been the case, by our covered call hedging strategy. Barring additional rate cuts, we expect the margin to recover during the remainder of 2008.”
     On the credit quality front, Mr. Wehmer noted, “The level of non-performing loans remained steady at approximately $87 million. Although additional loans were classified as non-performing during the quarter, many of our prior problem credits were resolved. Three larger loan relationships inherited with the Hinsbrook Bank acquisition make up $35.3 million of the non-performing loan total. We continue to work diligently on problem and potential problem loans.” Mr. Wehmer added, “Net loan charge-offs were a bit over our normal range but we continued to build our loan loss reserves which are supported by our continuous and detailed analysis of the credit portfolio.”

     Mr. Wehmer summarized, “At this time in the cycle, there are tremendous opportunities for institutions that have positioned themselves prudently. We intend to take advantage of these opportunities in a measured and disciplined way.”
     Net income for the six months ended June 30, 2008 was $21.0 million, or $0.87 per diluted common share compared to $30.1 million, or $1.18 per diluted common share in the first half of 2007. Total assets of $9.9 billion at June 30, 2008 increased $575 million from June 30, 2007. Total deposits as of June 30, 2008 were $7.8 billion, an increase of $212 million as compared to $7.5 billion at June 30, 2007.
     Total loans grew to $7.2 billion as of June 30, 2008, an increase of $433 million, or 6%, over the $6.7 billion balance as of June 30, 2007. The Company’s loan portfolio includes a wide variety of loan types, of which approximately 9% are commercial real estate construction and land development related and 6% are residential real estate construction and land development related. These projects are being carefully monitored on an individual credit basis at each bank.
     Shareholders’ equity increased to $749 million, or a book value of $31.70 per share, at June 30, 2008, compared to $721 million, or a book value of $29.82 per share, at June 30, 2007.

     Wintrust’s key operating measures and growth rates for the second quarter of 2008 as compared to the sequential and linked quarters are shown in the table below:

				% or		% or
				basis point (bp)		basis point (bp)
				Change		Change
	Three Months Ended			From		From
	June 30,	March 31,	June 30,	1st Quarter		2nd Quarter
($ in thousands, except per share data)	2008	2008	2007	2008 (5)		2007
Net income	$11,276	$9,705	$15,410	16%		(27)%
Net income per common share – diluted	$0.47	$0.40	$0.62	18%		(24)%

Net revenue (1)	$92,408	$86,298	$86,105	7%		7%
Net interest income	$59,400	$61,742	$65,255	(4)%		(9)%

Net interest margin (4)	2.77%	2.98%	3.13%	(21	)bp	(36	)bp
Core net interest margin (2) (4)	3.02%	3.26%	3.40%	(24	)bp	(38	)bp
Net overhead ratio (3)	1.31%	1.64%	1.68%	(33	)bp	(37	)bp
Return on average assets	0.47%	0.42%	0.66%	5	bp	(19	)bp
Return on average equity	5.97%	5.25%	8.52%	72	bp	(255	)bp

At end of period
Total assets	$9,923,077	$9,732,466	$9,348,460	8%		6%
Total loans	$7,153,603	$6,874,916	$6,720,960	16%		6%
Total deposits	$7,761,367	$7,483,582	$7,549,562	15%		3%
Total equity	$749,025	$753,293	$720,628	(2)%		4%

(1)	Net revenue is net interest income plus non-interest income.

(2)	Core net interest margin excludes interest expense associated with Wintrust’s junior subordinated debentures and the interest expense incurred to fund common stock repurchases.

(3)	The net overhead ratio is calculated by netting total non-interest expense and total non-interest income, annualizing this amount, and dividing by that period’s total average assets. A lower ratio indicates a higher degree of efficiency.

(4)	See “Supplemental Financial Measures/Ratios” for additional information on this performance measure/ratio.

(5)	Period-end balance sheet percentage changes are annualized.
     Certain returns, yields, performance ratios, or quarterly growth rates are “annualized” in this presentation to represent an annual time period. This is done for analytical purposes to better discern for decision-making purposes underlying performance trends when compared to full-year or year-over-year amounts. For example, balance sheet growth rates are most often expressed in terms of an annual rate like 20%. As such, a 5% growth rate for a quarter would represent an annualized 20% growth rate. Additional supplemental financial information showing quarterly trends can be found on the Company’s website at www.wintrust.com by choosing “Investor News” and then choosing “Supplemental Financial Info.”

Acquisitions, Stock Offering/Regulatory Capital and New Locations – Impacting Comparative Financial Results
Acquisitions
     On November 1, 2007, the Company completed its previously announced acquisition of 100% of the ownership interests of Broadway Premium Funding Corporation (“Broadway”). Broadway was founded in 1999 and had approximately $60 million of premium finance receivables outstanding at the date of acquisition. Broadway provides financing for commercial property and casualty insurance premiums, mainly through insurance agents and brokers in the northeastern portion of the United States and California. The results of operations of Broadway are included in Wintrust’s consolidated financial results only since the effective date of acquisition.
Stock Offering/Regulatory Capital
     The Company did not repurchase any of its outstanding common stock during the first half of 2008.
De Novo/Acquired Banking Locations Activity
     Over the past 12 months, Wintrust opened the following banking locations:
          - Vernon Hills, Illinois (Libertyville Bank & Trust Company) – opened second quarter 2008
          - Deerfield, Illinois (Northbrook Bank & Trust Company) – opened first quarter 2008
Financial Performance Overview
     For the second quarter of 2008, net interest income totaled $59.4 million, down $5.9 million compared to the second quarter of 2007. Average earning assets for the second quarter of 2008 increased by $240 million compared to the second quarter of 2007. Average loans increased by $386 million while liquidity management assets decreased by $143 million over the past 12 months. A shift in the mix of retail funding over the last 12 months was evidenced as a decrease in the average balance of retail certificates of deposits of approximately $378 million was offset by a $362 million increase in the average balance of savings, NOW, money market and wealth management deposits.
     The net interest margin for the second quarter of 2008 was 2.77%, compared to 3.13% in the second quarter of 2007 and 2.98% in the first quarter of 2008. Core net interest margin, which excludes both the impact of the Company’s junior subordinated debentures and the common stock repurchases on the net interest margin, was 3.02% in the second quarter of 2008, down compared to 3.40% in the second quarter of 2007 and a decrease from the 3.26% in the first quarter of 2008.
     The decrease in the core net interest margin in the second quarter of 2008 when compared to the second quarter of 2007 is directly attributable to interest rate compression as certain variable rate retail deposit rates are unable to decline at the same magnitude as variable rate earning assets. The compression in the net interest margin was effectively offset, as has consistently been the case, by the Company’s covered call hedging strategy. An illustration of the effectiveness of this strategy is shown in the Supplemental Financial Information section (see page titled “Net Interest Margin (Including Call Option Income).”
     In the second quarter of 2008, the yield on loans decreased 167 basis points and the rate on interest-bearing deposits decreased 115 basis points compared to the second quarter of 2007. Repricing of maturing retail certificates of deposit over the next 12 months coupled with a more stable rate environment from the Federal Reserve Bank should mitigate additional compression of net interest margin. Additionally, the Company has been working to position the balance sheet to take advantage of a higher rate environment and will continue to do so.
     Non-interest income totaled $33.0 million in the second quarter of 2008, increasing $12.2 million, or 58%, compared to the second quarter of 2007. The increase was primarily attributable to an additional $11.6 million from fees on covered call option contracts written against certain U.S. Treasury and agency securities held in the Company’s portfolio for liquidity and other purposes. Mortgage banking revenue and service charges on deposit accounts increased $782,000 and $494,000 in the second quarter of 2008 compared to the second quarter of 2007, respectively. Administrative services revenue growth continues to be hampered by competitive pricing and the current economic conditions.
     Non-interest expense totaled $64.6 million in the second quarter of 2008, increasing $4.4 million, or 7%, compared to the second quarter of 2007. Salary and employee benefits expense increased $1.9 million, or 5%, while equipment costs increased $219,000, data processing costs increased $340,000, occupancy costs increased $91,000, professional fees increased $542,000 and the increase in FDIC insurance premiums added $503,000 of additional expense.
     Non-performing assets totaled $96.0 million, or 0.97% of total assets, at June 30, 2008, compared to $91.4 million, or 0.94% of total assets, at March 31, 2008 and $75.7 million, or 0.81% of total assets, at

December 31, 2007. Total non-performing assets increased by $4.6 million since March 31, 2008. The $4.6 million was comprised of an increase in non-performing loans of $0.2 million and an increase in other real estate acquired in foreclosure of $4.4 million.
     The $67.7 million of non-performing assets classified as residential real estate and home equity, commercial, consumer, and other consumer ($64.1 million of commercial, consumer and other loans and $3.6 million of residential and home equity loans) consists of $26.2 million of residential real estate construction and land development related loans, $6.6 million of commercial related loans, $11.5 million of commercial real estate related loans, $16.5 million of commercial real estate construction and land development related loans, $6.8 million of residential real estate and home equity related loans and $209,000 of consumer related loans. Seven of these relationships exceed $2.5 million in outstanding balances, approximating $48.9 million in total outstanding balances.
     The provision for credit losses totaled $10.3 million for the second quarter of 2008 compared to $8.6 million for the first quarter of 2008 and $2.5 million in the second quarter of 2007. Net charge-offs for the second quarter totaled 36 basis points on an annualized basis compared to 30 basis points on an annualized basis in the first quarter of 2008 and 10 basis points on an annualized basis in the second quarter of 2007.
     The provision for credit losses in the first half of 2008 reflects the Company’s current net charge-offs and credit quality levels. Annualized net-charge-offs as a percentage of average loans for the first half of 2008 were 33 basis points, compared to nine basis points on an annualized basis in the first half of 2007.

WINTRUST FINANCIAL CORPORATION
SELECTED FINANCIAL HIGHLIGHTS

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Dollars in thousands, except per share data)	2008	2007	2008	2007
Selected Financial Condition Data (at end of period):
Total assets	$9,923,077	$9,348,460
Total loans	7,153,603	6,720,960
Total deposits	7,761,367	7,549,562
Junior subordinated debentures	249,579	249,745
Total shareholders’ equity	749,025	720,628

Selected Statements of Income Data:
Net interest income	$59,400	$65,255	$121,142	$129,925
Net revenue (1)	92,408	86,105	178,706	170,508
Income before taxes	17,522	23,477	32,432	46,329
Net income	11,276	15,410	20,981	30,091
Net income per common share – Basic	0.48	0.64	0.89	1.22
Net income per common share – Diluted	0.47	0.62	0.87	1.18

Selected Financial Ratios and Other Data:
Performance Ratios:
Net interest margin (6)	2.77%	3.13%	2.88%	3.11%
Core net interest margin (2)(6)	3.02	3.40	3.14	3.37
Non-interest income to average assets	1.37	0.89	1.22	0.87
Non-interest expense to average assets	2.68	2.57	2.69	2.57
Net overhead ratio (3)	1.31	1.68	1.47	1.70
Efficiency ratio (4) (6)	69.34	69.29	70.20	69.79
Return on average assets	0.47	0.66	0.44	0.64
Return on average equity	5.97	8.52	5.61	8.23

Average total assets	$9,682,454	$9,395,532	$9,526,832	$9,423,975
Average total shareholders’ equity	760,253	725,465	752,104	737,490
Average loans to average deposits ratio	94.6%	89.8%	94.7%	87.7%

Common Share Data at end of period:
Market price per common share	$23.85	$43.85
Book value per common share	$31.70	$29.82
Common shares outstanding	23,625,841	24,163,280

Other Data at end of period:
Allowance for credit losses (5)	$58,126	$47,849
Non-performing assets	$96,039	$36,326
Allowance for credit losses to total loans (5)	0.81%	0.71%
Non-performing assets to total assets	0.97%	0.39%
Number of:
Bank subsidiaries	15	15
Non-bank subsidiaries	8	8
Banking offices	79	78

(1)	Net revenue is net interest income plus non-interest income.

(2)	The core net interest margin excludes the effect of the net interest expense associated with Wintrust’s junior subordinated debentures and the interest expense incurred to fund common stock repurchases.

(3)	The net overhead ratio is calculated by netting total non-interest expense and total non-interest income, annualizing this amount, and dividing by that period’s total average assets. A lower ratio indicates a higher degree of efficiency.

(4)	The efficiency ratio is calculated by dividing total non-interest expense by tax-equivalent net revenues (less securities gains or losses). A lower ratio indicates more efficient revenue generation.

(5)	The allowance for credit losses includes both the allowance for loan losses and the allowance for lending-related commitments.

(6)	See “Supplemental Financial Measures/Ratios” for additional information on this performance measure/ratio.

WINTRUST FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CONDITION

	(Unaudited)		(Unaudited)
	June 30,	December 31,	June 30,
(In thousands)	2008	2007	2007

Assets
Cash and due from banks	$166,857	$170,190	$153,209
Federal funds sold and securities purchased under resale agreements	73,311	90,964	15,092
Interest bearing deposits with banks	6,438	10,410	14,308
Available-for-sale securities, at fair value	1,590,648	1,303,837	1,515,223
Trading account securities	1,877	1,571	919
Brokerage customer receivables	19,661	24,206	23,842
Mortgage loans held-for-sale	118,379	109,552	135,543
Loans, net of unearned income	7,153,603	6,801,602	6,720,960
Less: Allowance for loan losses	57,633	50,389	47,392

Net loans	7,095,970	6,751,213	6,673,568
Premises and equipment, net	348,881	339,297	329,498
Accrued interest receivable and other assets	208,574	273,678	198,609
Goodwill	276,311	276,204	268,983
Other intangible assets	16,170	17,737	19,666

Total assets	$9,923,077	$9,368,859	$9,348,460

Liabilities and Shareholders’ Equity
Deposits:
Non-interest bearing	$688,512	$664,264	$655,074
Interest bearing	7,072,855	6,807,177	6,894,488

Total deposits	7,761,367	7,471,441	7,549,562

Notes payable	41,975	60,700	50,550
Federal Home Loan Bank advances	438,983	415,183	403,203
Other borrowings	383,009	254,434	231,783
Subordinated notes	75,000	75,000	75,000
Junior subordinated debentures	249,579	249,662	249,745
Accrued interest payable and other liabilities	224,139	102,884	67,989

Total liabilities	9,174,052	8,629,304	8,627,832

Shareholders’ equity:
Preferred stock	—	—	—
Common stock	26,478	26,281	26,012
Surplus	547,333	539,127	528,916
Treasury stock	(122,258)	(122,196)	(84,559)
Common stock warrants	459	459	649
Retained earnings	325,314	309,556	287,741
Accumulated other comprehensive loss	(28,301)	(13,672)	(38,131)

Total shareholders’ equity	749,025	739,555	720,628

Total liabilities and shareholders’ equity	$9,923,077	$9,368,859	$9,348,460

WINTRUST FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In thousands, except per share data)	2008	2007	2008	2007
Interest income
Interest and fees on loans	$108,803	$131,279	$227,756	$259,144
Interest bearing deposits with banks	68	223	188	488
Federal funds sold and securities purchased under resale agreements	472	435	1,106	3,261
Securities	16,553	20,434	32,634	41,319
Trading account securities	15	11	46	18
Brokerage customer receivables	249	506	606	965

Total interest income	126,160	152,888	262,336	305,195

Interest expense
Interest on deposits	53,862	73,735	115,292	149,625
Interest on Federal Home Loan Bank advances	4,557	4,400	9,113	8,529
Interest on notes payable and other borrowings	2,900	3,562	5,670	5,290
Interest on subordinated notes	843	1,273	1,930	2,568
Interest on junior subordinated debentures	4,598	4,663	9,189	9,258

Total interest expense	66,760	87,633	141,194	175,270

Net interest income	59,400	65,255	121,142	129,925
Provision for credit losses	10,301	2,490	18,856	4,297

Net interest income after provision for credit losses	49,099	62,765	102,286	125,628

Non-interest income
Wealth management	7,771	7,771	15,636	15,390
Mortgage banking	7,536	6,754	13,632	12,217
Service charges on deposit accounts	2,565	2,071	4,938	3,959
Gain on sales of premium finance receivables	566	175	1,707	444
Administrative services	755	1,048	1,468	2,061
(Losses) gains on available-for-sale securities, net	(140)	192	(1,473)	239
Other	13,955	2,839	21,656	6,273

Total non-interest income	33,008	20,850	57,564	40,583

Non-interest expense
Salaries and employee benefits	36,976	35,060	73,648	70,977
Equipment	4,048	3,829	7,974	7,419
Occupancy, net	5,438	5,347	11,305	10,782
Data processing	2,918	2,578	5,716	5,054
Advertising and marketing	1,368	1,513	2,367	2,591
Professional fees	2,227	1,685	4,295	3,288
Amortization of other intangible assets	779	964	1,567	1,933
Other	10,831	9,162	20,546	17,838

Total non-interest expense	64,585	60,138	127,418	119,882

Income before taxes	17,522	23,477	32,432	46,329
Income tax expense	6,246	8,067	11,451	16,238

Net income	$11,276	$15,410	$20,981	$30,091

Net income per common share – Basic	$0.48	$0.64	$0.89	$1.22

Net income per common share – Diluted	$0.47	$0.62	$0.87	$1.18

Cash dividends declared per common share	$—	$—	$0.18	$0.16

Weighted average common shares outstanding	23,608	24,154	23,563	24,589
Dilutive potential common shares	531	806	555	810

Average common shares and dilutive common shares	24,139	24,960	24,118	25,399

SUPPLEMENTAL FINANCIAL MEASURES/RATIOS
The accounting and reporting policies of Wintrust conform to generally accepted accounting principles (“GAAP”) in the United States and prevailing practices in the banking industry. However, certain non-GAAP performance measures and ratios are used by management to evaluate and measure the Company’s performance. These include taxable-equivalent net interest income (including its individual components), net interest margin (including its individual components), core net interest margin and the efficiency ratio. Management believes that these measures and ratios provide users of the Company’s financial information a more meaningful view of the performance of the interest-earning and interest-bearing liabilities and of the Company’s operating efficiency. Other financial holding companies may define or calculate these measures and ratios differently.
Management reviews yields on certain asset categories and the net interest margin of the Company and its banking subsidiaries on a fully taxable-equivalent (“FTE”) basis. In this non-GAAP presentation, net interest income is adjusted to reflect tax-exempt interest income on an equivalent before-tax basis. This measure ensures comparability of net interest income arising from both taxable and tax-exempt sources. Net interest income on a FTE basis is also used in the calculation of the Company’s efficiency ratio. The efficiency ratio, which is calculated by dividing non-interest expense by total taxable-equivalent net revenue (less securities gains or losses), measures how much it costs to produce one dollar of revenue. Securities gains or losses are excluded from this calculation to better match revenue from daily operations to operational expenses.
Management also evaluates the net interest margin excluding the net interest expense associated with the Company’s junior subordinated debentures and the interest expense incurred to fund common stock repurchases (“Core Net Interest Margin”). Because junior subordinated debentures are utilized by the Company primarily as capital instruments and the cost incurred to fund common stock repurchases is capital utilization related, management finds it useful to view the net interest margin excluding these expenses and deems it to be a more meaningful view of the operational net interest margin of the Company.
A reconciliation of certain non-GAAP performance measures and ratios used by the Company to evaluate and measure the Company’s performance to the most directly comparable GAAP financial measures is shown below:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Dollars in thousands)	2008	2007	2008	2007

(A) Interest income (GAAP)	$126,160	$152,888	$262,336	$305,195
Taxable-equivalent adjustment:
- Loans	158	273	357	403
- Liquidity management assets	428	607	939	1,100
- Other earning assets	6	4	19	5

Interest income — FTE	$126,752	$153,772	$263,651	$306,703
(B) Interest expense (GAAP)	66,760	87,633	141,194	175,270

Net interest income — FTE	$59,992	$66,139	$122,457	$131,433

(C) Net interest income (GAAP) (A minus B)	$59,400	$65,255	$121,142	$129,925
Net interest income — FTE	$59,992	$66,139	$122,457	$131,433
Add: Net interest expense on junior subordinated debentures and interest cost incurred for common stock repurchases (1)	5,470	5,821	11,283	10,908

Core net interest income — FTE (2)	$65,462	$71,960	$133,740	$142,341

(D) Net interest margin (GAAP)	2.74%	3.08%	2.84%	3.07%
Net interest margin — FTE	2.77%	3.13%	2.88%	3.11%
Core net interest margin — FTE (2)	3.02%	3.40%	3.14%	3.37%

(E) Efficiency ratio (GAAP)	69.79%	70.00%	70.72%	70.41%
Efficiency ratio — FTE	69.34%	69.29%	70.20%	69.79%

(1)	Interest expense from the junior subordinated debentures are net of the interest income on the Common Securities owned by the Trusts and included in interest income. Interest cost incurred for common stock repurchases is estimated using current period average rates on certain debt obligations.

(2)	Core net interest income and core net interest margin are by definition a non-GAAP measure/ratio. The GAAP equivalents are the net interest income and net interest margin determined in accordance with GAAP (lines C and D in the table).

LOANS, NET OF UNEARNED INCOME

				% Growth
				From	From
	June 30,	December 31,	June 30,	December 31,	June 30,
(Dollars in thousands)	2008	2007	2007	2007 (1)	2007
Balance:
Commercial and commercial real estate (3)	$4,610,550	$4,408,661	$4,186,308	9%	10%
Home equity	770,748	678,298	638,941	27	21
Residential real estate	243,400	226,686	222,312	15	9
Premium finance receivables	1,145,986	1,078,185	1,306,321	13	(12)
Indirect consumer loans (2)	221,511	241,393	248,788	(17)	(11)
Tricom finance receivables	22,676	27,719	34,177	(37)	(34)
Other loans (3)	138,732	140,660	84,113	(3)	65

Total loans, net of unearned income	$7,153,603	$6,801,602	$6,720,960	10%	6%

Mix:
Commercial and commercial real estate	65%	65%	62%
Home equity	11	10	10
Residential real estate	3	3	3
Premium finance receivables	16	16	19
Indirect consumer loans (2)	3	3	4
Tricom finance receivables	—	1	1
Other loans (3)	2	2	1

Total loans, net of unearned income	100%	100%	100%

(1)	Annualized

(2)	Includes autos, boats, snowmobiles and other indirect consumer loans

(3)	Approximately $56.2 million of loans originally reported as commercial and commercial real estate ($53.6 million) and home equity ($2.6 million) were reclassified in the third quarter of 2007 and are now included in other.
DEPOSITS

				% Growth
				From	From
	June 30,	December 31,	June 30,	December 31,	June 30,
(Dollars in thousands)	2008	2007	2007	2007 (1)	2007
Balance:
Non-interest bearing	$688,512	$664,264	$655,074	7%	5%
NOW	1,064,792	1,014,780	964,714	10	10
Wealth Management deposits (2)	599,451	599,426	515,223	—	16
Money market	900,482	701,972	704,534	57	28
Savings	326,869	297,586	302,000	20	8
Time certificates of deposit	4,181,261	4,193,413	4,408,017	(1)	(5)

Total deposits	$7,761,367	$7,471,441	$7,549,562	8%	3%

Mix:
Non-interest bearing	9%	9%	9%
NOW	14	14	13
Wealth Management deposits (2)	8	8	7
Money market	12	9	9
Savings	4	4	4
Time certificates of deposit	53	56	58

Total deposits	100%	100%	100%

(1)	Annualized

(2)	Represents deposit balances from brokerage customers of Wayne Hummer Investments and trust and asset management customers of Wayne Hummer Trust Company at the Company’s subsidiary banks

NET INTEREST INCOME
The following table presents a summary of Wintrust’s average balances, net interest income and related net interest margins, calculated on a fully tax-equivalent basis, for the second quarter of 2008 compared to the second quarter of 2007 (linked quarters):

	For the Three Months Ended			For the Three Months Ended
	June 30, 2008			June 30, 2007
(Dollars in thousands)	Average	Interest	Rate	Average	Interest	Rate

Liquidity management assets (1) (2) (8)	$1,543,795	$17,521	4.56%	$1,686,596	$21,699	5.16%
Other earning assets (2) (3) (8)	22,519	270	4.83	25,791	521	8.10
Loans, net of unearned income (2) (4) (8)	7,158,317	108,961	6.12	6,772,512	131,552	7.79

Total earning assets (8)	$8,724,631	$126,752	5.84%	$8,484,899	$153,772	7.27%

Allowance for loan losses	(53,798)			(47,982)
Cash and due from banks	125,806			132,216
Other assets	885,815			826,399

Total assets	$9,682,454			$9,395,532

Interest-bearing deposits	$6,906,437	$53,862	3.14%	$6,896,118	$73,735	4.29%
Federal Home Loan Bank advances	437,642	4,557	4.19	400,918	4,400	4.40
Notes payable and other borrowings	439,130	2,900	2.66	322,811	3,562	4.42
Subordinated notes	75,000	843	4.45	75,000	1,273	6.72
Junior subordinated debentures	249,594	4,598	7.29	249,760	4,663	7.39

Total interest-bearing liabilities	$8,107,803	$66,760	3.31%	$7,944,607	$87,633	4.42%

Non-interest bearing deposits	663,526			646,278
Other liabilities	150,872			79,182
Equity	760,253			725,465

Total liabilities and shareholders’ equity	$9,682,454			$9,395,532

Interest rate spread (5) (8)			2.53%			2.85%
Net free funds/contribution (6)	$616,828		0.24	$540,292		0.28

Net interest income/Net interest margin (8)		$59,992	2.77%		$66,139	3.13%

Core net interest margin (7) (8)			3.02%			3.40%

(1)	Liquidity management assets include available-for-sale securities, interest earning deposits with banks, federal funds sold and securities purchased under resale agreements.

(2)	Interest income on tax-advantaged loans, trading account securities and securities reflects a tax-equivalent adjustment based on a marginal federal corporate tax rate of 35%. The total adjustments for the three months ended June 30, 2008 and 2007 were $592,000 and $884,000, respectively.

(3)	Other earning assets include brokerage customer receivables and trading account securities.

(4)	Loans, net of unearned income, include mortgages held-for-sale and non-accrual loans.

(5)	Interest rate spread is the difference between the yield earned on earning assets and the rate paid on interest-bearing liabilities.

(6)	Net free funds are the difference between total average earning assets and total average interest-bearing liabilities. The estimated contribution to net interest margin from net free funds is calculated using the rate paid for total interest-bearing liabilities.

(7)	The core net interest margin excludes the effect of the net interest expense associated with Wintrust’s junior subordinated debentures and the interest expense incurred to fund common stock repurchases.

(8)	See “Supplemental Financial Measures/Ratios” for additional information on this performance measure/ratio.
Net interest income, which is the difference between interest income and fees on earning assets and interest expense on deposits and borrowings, is the major source of earnings for Wintrust. Tax-equivalent net interest income for the quarter ended June 30, 2008 totaled $60.0 million, a decrease of $6.1 million, or 9%, as compared to the $66.1 million recorded in the same quarter of 2007.
Net interest margin represents tax-equivalent net interest income as a percentage of the average earning assets during the period. For the second quarter of 2008, the net interest margin was 2.77%, down 36 basis points when compared to the second quarter of 2007. The core net interest margin, which excludes the net interest expense related to Wintrust’s junior subordinated debentures and the interest expense related to the common stock repurchases, was 3.02% for the second quarter of 2008 and 3.40% for the second quarter of 2007.
The yield on total earning assets for the second quarter of 2008 was 5.84% as compared to 7.27% in the second quarter of 2007. The second quarter 2008 yield on loans was 6.12%, a 167 basis point decrease when compared to the prior year second quarter yield of 7.79%. The liquidity management assets yield in the second quarter of 2008 was 4.56% compared to 5.16% in the second quarter of 2007.
The rate paid on interest-bearing liabilities decreased to 3.31% in the second quarter of 2008 as compared to 4.42% in the second quarter of 2007. The cost of interest-bearing deposits decreased in the second quarter of 2008 to 3.14% compared to 4.29% in the second quarter of 2007. The rate paid on wholesale funding, consisting of Federal Home Loan Bank of Chicago advances, notes payable, subordinated notes, other borrowings and junior subordinated debentures, decreased to 4.29% in the second quarter of 2008 compared to 5.29% in the second quarter of 2007. The Company utilizes certain borrowing sources to fund the additional capital requirements of the subsidiary banks, manage its capital, manage its interest rate risk position and for general corporate purposes.
The lower levels of net interest income and net interest margin in the second quarter of 2008 were caused by margin compression. The Company has made progress in shifting its mix of retail deposits away from certificates of deposit into lower cost, more variable rate NOW, savings, money market and wealth management deposits. Interest rate compression on large portions of NOW, savings and money market accounts as the Federal Reserve quickly lowered rates prevented these deposits from repricing at the same magnitude as variable rate earning assets. Repricing of maturing retail certificates of deposit over the next 12 months coupled with a more stable rate environment from the Federal Reserve Bank should mitigate additional compression of net interest margin. The average loan-to-average deposit ratio increased to 94.6% in the second quarter of 2008 from 89.8% in the second quarter of 2007. In the fourth quarter of 2007 the Company reinstated its program of selling premium finance receivables as the average loan-to-average deposit ratio was above the target of 85% to 90%. The Company lowered the period-end loan-to-deposit ratio as of June 30, 2008 to 92.2% by selling $69 million of outstanding balances at the end of the second quarter of 2008. The higher nature of this ratio is primarily a result of the strong commercial and commercial real estate loan growth combined with a somewhat restricted market for loan sales and securitizations.

The following table presents a summary of Wintrust’s average balances, net interest income and related net interest margins, calculated on a fully tax-equivalent basis, for the second quarter of 2008 compared to the first quarter of 2008 (sequential quarters):

	For the Three Months Ended			For the Three Months Ended
	June 30, 2008			March 31, 2008
(Dollars in thousands)	Average	Interest	Rate	Average	Interest	Rate

Liquidity management assets (1) (2) (8)	$1,543,795	$17,521	4.56%	$1,391,400	$17,346	5.01%
Other earning assets (2) (3) (8)	22,519	270	4.83	26,403	401	6.10
Loans, net of unearned income (2) (4) (8)	7,158,317	108,961	6.12	7,012,642	119,153	6.83

Total earning assets (8)	$8,724,631	$126,752	5.84%	$8,430,445	$136,900	6.53%

Allowance for loan losses	(53,798)			(51,364)
Cash and due from banks	125,806			124,745
Other assets	885,815			869,713

Total assets	$9,682,454			$9,373,539

Interest-bearing deposits	$6,906,437	$53,862	3.14%	$6,747,980	$61,430	3.66%
Federal Home Loan Bank advances	437,642	4,557	4.19	426,911	4,556	4.29
Notes payable and other borrowings	439,130	2,900	2.66	332,019	2,770	3.36
Subordinated notes	75,000	843	4.45	75,000	1,087	5.73
Junior subordinated debentures	249,594	4,598	7.29	249,635	4,591	7.28

Total interest-bearing liabilities	$8,107,803	$66,760	3.31%	$7,831,545	$74,434	3.82%

Non-interest bearing deposits	663,526			642,917
Other liabilities	150,872			155,080
Equity	760,253			743,997

Total liabilities and shareholders’ equity	$9,682,454			$9,373,539

Interest rate spread (5) (8)			2.53%			2.71%
Net free funds/contribution (6)	$616,828		0.24	$598,900		0.27

Net interest income/Net interest margin (8)		$59,992	2.77%		$62,466	2.98%

Core net interest margin (7) (8)			3.02%			3.26%

(1)	Liquidity management assets include available-for-sale securities, interest earning deposits with banks, federal funds sold and securities purchased under resale agreements.

(2)	Interest income on tax-advantaged loans, trading account securities and securities reflects a tax-equivalent adjustment based on a marginal federal corporate tax rate of 35%. The total adjustments for the three months ended June 30, 2008 was $592,000 and for the three months ended March 31, 2008 was $724,000.

(3)	Other earning assets include brokerage customer receivables and trading account securities.

(4)	Loans, net of unearned income, include mortgages held-for-sale and non-accrual loans.

(5)	Interest rate spread is the difference between the yield earned on earning assets and the rate paid on interest-bearing liabilities.

(6)	Net free funds are the difference between total average earning assets and total average interest-bearing liabilities. The estimated contribution to net interest margin from net free funds is calculated using the rate paid for total interest-bearing liabilities.

(7)	The core net interest margin excludes the effect of the net interest expense associated with Wintrust’s junior subordinated debentures and the interest expense incurred to fund common stock repurchases.

(8)	See “Supplemental Financial Measures/Ratios” for additional information on this performance measure/ratio.
Net interest income, which is the difference between interest income and fees on earning assets and interest expense on deposits and borrowings, is the major source of earnings for Wintrust. Tax-equivalent net interest income for the quarter ended June 30, 2008 totaled $60.0 million, a decrease of $2.5 million, or 4%, as compared to the $62.5 million recorded in the first quarter of 2008.
Net interest margin represents tax-equivalent net interest income as a percentage of the average earning assets during the period. For the second quarter of 2008, the net interest margin was 2.77%, down 21 basis points when compared to the first quarter of 2008. The core net interest margin, which excludes the net interest expense related to

Wintrust’s junior subordinated debentures and the interest expense related to the common stock repurchases, was 3.02% for the second quarter of 2008 and 3.26% for the first quarter of 2008.
The yield on total earning assets for the second quarter of 2008 was 5.84% as compared to 6.53% in the first quarter of 2008. The second quarter 2008 yield on loans was 6.12%, a 71 basis point decrease when compared to the first quarter 2008 yield of 6.83%. The liquidity management assets yield in the second quarter of 2008 was 4.56% compared to 5.01% in the first quarter of 2008.
The rate paid on interest-bearing liabilities decreased to 3.31% in the second quarter of 2008 as compared to 3.82% in the first quarter of 2008. The cost of interest-bearing deposits decreased in the second quarter of 2008 to 3.14% compared to 3.66% in the first quarter of 2008. The rate paid on wholesale funding, consisting of Federal Home Loan Bank of Chicago advances, notes payable, subordinated notes, other borrowings and junior subordinated debentures, decreased to 4.29% in the second quarter of 2008 compared to 4.79% in the first quarter of 2008. The Company utilizes certain borrowing sources to fund the additional capital requirements of the subsidiary banks, manage its capital, manage its interest rate risk position and for general corporate purposes.
The lower levels of net interest income and net interest margin in the second quarter of 2008 were caused by margin compression. The average balance of savings, NOW, money market and wealth management deposits increased $157 million compared to the first quarter of 2008, accounting for essentially all of the interest-bearing retail deposit increase. Interest rate compression on large portions of NOW, savings and money market accounts as the Federal Reserve quickly lowered rates prevented these deposits from repricing at the same magnitude as variable rate earning assets. During the second quarter, the cost of these deposits declined 55 basis points while the yield on total loans decreased 71 basis points. The short-term fixed rate nature of the premium finance receivables in a steep declining interest rate environment and the built in repricing delay in home equity lines of credit were felt fully in the second quarter. Repricing of maturing retail certificates of deposit over the next 12 months coupled with a more stable rate environment from the Federal Reserve Bank should mitigate additional compression of net interest margin. The average loan-to-average deposit ratio was 94.6% in the second quarter of 2008 compared to 94.9% in the first quarter of 2008. The higher nature of this ratio is primarily a result of the strong commercial and commercial real estate loan growth combined with a somewhat restricted market for loan sales and securitizations.

The following table presents a summary of Wintrust’s average balances, net interest income and related net interest margins, calculated on a fully tax-equivalent basis, for the six months ended June 30, 2008 compared to the six months ended June 30, 2007:

	Six Months Ended			Six Months Ended
	June 30, 2008			June 30, 2007
(Dollars in thousands)	Average	Interest	Rate	Average	Interest	Rate

Liquidity management assets (1) (2) (8)	$1,467,768	$34,867	4.78%	$1,799,433	$46,168	5.17%
Other earning assets (2) (3) (8)	24,461	671	5.51	25,593	988	7.79
Loans, net of unearned income (2) (4) (8)	7,084,189	228,113	6.48	6,696,689	259,547	7.82

Total earning assets (8)	$8,576,418	$263,651	6.18%	$8,521,715	$306,703	7.26%

Allowance for loan losses	(52,605)			(47,729)
Cash and due from banks	125,274			131,834
Other assets	877,745			818,155

Total assets	$9,526,832			$9,423,975

Interest-bearing deposits	$6,827,209	$115,292	3.40%	$6,987,838	$149,625	4.32%
Federal Home Loan Bank advances	432,276	9,113	4.24	393,453	8,529	4.37
Notes payable and other borrowings	385,319	5,670	2.96	253,944	5,290	4.20
Subordinated notes	75,000	1,930	5.09	75,000	2,568	6.81
Junior subordinated debentures	249,615	9,189	7.28	249,781	9,258	7.37

Total interest-bearing liabilities	$7,969,419	$141,194	3.56%	$7,960,016	$175,270	4.44%

Non-interest bearing deposits	653,232			645,206
Other liabilities	152,077			81,263
Equity	752,104			737,490

Total liabilities and shareholders’ equity	$9,526,832			$9,423,975

Interest rate spread (5) (8)			2.62%			2.82%
Net free funds/contribution (6)	$606,999		0.26	$561,699		0.29

Net interest income/Net interest margin (8)		$122,457	2.88%		$131,433	3.11%

Core net interest margin (7) (8)			3.14%			3.37%

(1)	Liquidity management assets include available-for-sale securities, interest earning deposits with banks, federal funds sold and securities purchased under resale agreements.

(2)	Interest income on tax-advantaged loans, trading account securities and securities reflects a tax-equivalent adjustment based on a marginal federal corporate tax rate of 35%. The total adjustments for the six months ended June 30, 2008 and 2007 were $1.3 million and $1.5 million, respectively.

(3)	Other earning assets include brokerage customer receivables and trading account securities.

(4)	Loans, net of unearned income, include mortgages held-for-sale and non-accrual loans.

(5)	Interest rate spread is the difference between the yield earned on earning assets and the rate paid on interest-bearing liabilities.

(6)	Net free funds are the difference between total average earning assets and total average interest-bearing liabilities. The estimated contribution to net interest margin from net free funds is calculated using the rate paid for total interest-bearing liabilities.

(7)	The core net interest margin excludes the effect of the net interest expense associated with Wintrust’s junior subordinated debentures and the interest expense incurred to fund common stock repurchases.

(8)	See “Supplemental Financial Measures/Ratios” for additional information on this performance measure/ratio.
Net interest income, which is the difference between interest income and fees on earning assets and interest expense on deposits and borrowings, is the major source of earnings for Wintrust. Tax-equivalent net interest income for the six months ended June 30, 2008 totaled $122.5 million, a decrease of $8.9 million, or 7%, as compared to the $131.4 million recorded in the first half of 2007.
Net interest margin represents tax-equivalent net interest income as a percentage of the average earning assets during the period. For the first half of 2008, the net interest margin was 2.88%, down 23 basis points when compared to the first half of 2007. The core net interest margin, which excludes the net interest expense related to Wintrust’s junior subordinated debentures and the interest expense related to the common stock repurchases, was 3.14% for the first half of 2008 and 3.37% for the first half of 2007.
The yield on total earning assets for the first half of 2008 was 6.18% as compared to 7.26% in the first half of 2007. The first six months of 2008 yield on loans was 6.48%, a 134 basis point decrease when compared to the prior year first six months yield of 7.82%. The liquidity management assets yield in the first half of 2008 was 4.78% compared to 5.17% in the first half of 2007.
The rate paid on interest-bearing liabilities decreased to 3.56% in the first half of 2008 as compared to 4.44% in the first half of 2007. The cost of interest-bearing deposits decreased in the first half of 2008 to 3.40% compared to 4.32% in the first half of 2007. The rate paid on wholesale funding, consisting of Federal Home Loan Bank of Chicago advances, notes payable, subordinated notes, other borrowings and junior subordinated debentures, decreased to 4.53% in the first half of 2008 compared to 5.29% in the first half of 2007. The Company utilizes certain borrowing sources to fund the additional capital requirements of the subsidiary banks, manage its capital, manage its interest rate risk position and for general corporate purposes.
The lower levels of net interest income and net interest margin in the first half of 2008 were caused by margin compression. The first half of 2008 reflects the shifting mix of retail deposits away from certificates of deposit into lower cost, more variable rate NOW, savings, money market and wealth management deposits. The average balance of savings, NOW, money market and wealth management deposits increased $328 million compared to the first half of 2007 while retail CDs decreased by $468 million. Interest rate compression on large portions of NOW, savings and money market accounts as the Federal Reserve quickly lowered rates prevented these deposits from repricing at the same magnitude as variable rate earning assets. During the first half of 2008, the cost of these deposits declined 118 basis points while the yield on total loans decreased 134 basis points. Repricing of maturing retail certificates of deposit over the next 12 months coupled with a more stable rate environment from the Federal Reserve Bank should mitigate additional compression of net interest margin.

NON-INTEREST INCOME
For the second quarter of 2008, non-interest income totaled $33.0 million and increased $12.2 million compared to the second quarter of 2007. The increase was primarily attributable to fees from covered call options, mortgage banking revenue, service charges on deposit accounts and gain on sales of premium finance receivables.
The following table presents non-interest income by category for the three months ended June 30, 2008 and 2007:

	Three Months Ended
	June 30,
			$	%
(Dollars in thousands)	2008	2007	Change	Change
Brokerage	$4,948	$5,084	(136)	(3)
Trust and asset management	2,823	2,687	136	5

Total wealth management	7,771	7,771	—	—

Mortgage banking	7,536	6,754	782	12
Service charges on deposit accounts	2,565	2,071	494	24
Gain on sales of premium finance receivables	566	175	391	N/M
Administrative services	755	1,048	(293)	(28)
(Losses) gains on available-for-sale securities, net	(140)	192	(332)	N/M
Other:
Fees from covered call options	12,083	443	11,640	N/M
Bank Owned Life Insurance	851	992	(141)	(14)
Miscellaneous	1,021	1,404	(383)	(27)

Total other	13,955	2,839	11,116	N/M

Total non-interest income	$33,008	$20,850	12,158	58

N/M =	Not Meaningful
Wealth management is comprised of the trust and asset management revenue of Wayne Hummer Trust Company and the asset management fees, brokerage commissions, trading commissions and insurance product commissions at Wayne Hummer Investments and Wayne Hummer Asset Management Company. Wealth management totaled $7.8 million in both the second quarter of 2008 and 2007.
Mortgage banking includes revenue from activities related to originating, selling and servicing residential real estate loans for the secondary market. For the quarter ended June 30, 2008, this revenue source totaled $7.5 million, an increase of $782,000, or 12%, when compared to the second quarter of 2007. Future growth of mortgage banking is impacted by the interest rate environment and will continue to be dependent upon the relative level of long-term interest rates. A continuation of the existing depressed residential real-estate environment may hamper mortgage banking production growth.
Service charges on deposit accounts totaled $2.6 million for the second quarter of 2008, an increase of $494,000, or 24%, when compared to the same quarter of 2007. The majority of deposit service charges relates to customary fees on overdrawn accounts and returned items. The level of service charges received is substantially below peer group levels, as management believes in the philosophy of providing high quality service without encumbering that service with numerous activity charges.
Wintrust sold $69 million of premium finance receivables in the second quarter of 2008, recognizing $566,000 of net gains. This compares to $175,000 of recognized gains in the second quarter of 2007 on clean-up calls of previous sales. Sales of these receivables in future quarters are dependent upon core loan growth in relation to retail deposit growth and capital management considerations.
The administrative services revenue contributed by Tricom added $755,000 to total non-interest income in the second quarter of 2008 and $1.0 million in the second quarter of 2007. This revenue comprises income from administrative services, such as data processing of payrolls, billing and cash management services, to temporary staffing service clients located throughout the United States. Tricom also earns interest and fee income from providing high-yielding, short-term accounts receivable financing to this same client base, which is included in the net interest income category. Growth of this revenue source continues to be hampered by competitive pricing and the current economic conditions.
Other non-interest income for the second quarter of 2008 totaled $14.0 million compared to $2.8 million in the second quarter of 2007. The largest components of the increase in other income were fees from certain covered call option transactions increasing $11.6 million in the second quarter of 2008 compared the same period of 2007. Management has been able to effectively use the proceeds from selling covered call options to offset net interest margin compression and administers such sales in a coordinated process with the Company’s overall asset/liability management. The covered call option contracts are written against certain U.S. Treasury and agency securities held in the Company’s portfolio for liquidity and other purposes. The interest rate environment in the second quarter of 2008 was conducive to increased covered call option transaction revenue. To date, the Company has recorded $2.7 million of covered call option income in the third quarter of 2008.
The following table presents non-interest income by category for the six months ended June 30, 2008 and 2007:

	Six Months Ended
	June 30,		$	%
(Dollars in thousands)	2008	2007	Change	Change
Brokerage	$9,986	$10,155	(169)	(2)
Trust and asset management	5,650	5,235	415	8

Total wealth management	15,636	15,390	246	2

Mortgage banking	13,632	12,217	1,415	12
Service charges on deposit accounts	4,938	3,959	979	25
Gain on sales of premium finance receivables	1,707	444	1,263	N/M
Administrative services	1,468	2,061	(593)	(29)
(Losses) gains on available-for-sale securities, net	(1,473)	239	(1,712)	N/M
Other:
Fees from covered call options	18,863	879	17,984	N/M
Bank Owned Life Insurance	1,464	1,801	(337)	(19)
Miscellaneous	1,329	3,593	(2,264)	(63)

Total other	21,656	6,273	15,383	N/M

Total non-interest income	$57,564	$40,583	16,981	42

N/M =	Not Meaningful
For the six months ended June 30, 2008, non-interest income totaled $57.6 million and increased $17.0 million compared to the same period in 2007. The increase was primarily attributable to fees from covered call options, mortgage banking revenue, service charges on deposit accounts, gain on sales of premium finance receivables offset by lower administrative services revenue and the $1.9 million non-cash other-than-temporary impairment charge on certain corporate investments and a $0.9 million non-cash other-than-temporary impairment charge on certain investment partnerships recorded in the first quarter of 2008. The Company also recorded a $0.2 million non-cash other-than-temporary impairment charge on certain corporate investments in the second quarter of 2008.
Other non-interest income in the first half of 2008 totaled $21.7 million compared to $6.3 million in the first half of 2007. The large increase is attributable to the $18.0 million increase in fees from covered call options.

NON-INTEREST EXPENSE
Non-interest expense for the second quarter of 2008 totaled $64.6 million and increased approximately $4.5 million, or 7%, from the second quarter 2007 total of $60.1 million.
The following table presents non-interest expense by category for the three months ended June 30, 2008 and 2007:

	Three Months Ended
	June 30,
			$	%
(Dollars in thousands)	2008	2007	Change	Change
Salaries and employee benefits	$36,976	$35,060	1,916	5
Equipment	4,048	3,829	219	6
Occupancy, net	5,438	5,347	91	2
Data processing	2,918	2,578	340	13
Advertising and marketing	1,368	1,513	(145)	(10)
Professional fees	2,227	1,685	542	32
Amortization of other intangible assets	779	964	(185)	(19)
Other:
Commissions – 3rd party brokers	997	999	(2)	—
Postage	1,055	974	81	8
Stationery and supplies	756	798	(42)	(5)
FDIC insurance	1,289	786	503	64
Miscellaneous	6,734	5,605	1,129	20

Total other	10,831	9,162	1,669	18

Total non-interest expense	$64,585	$60,138	4,447	7

Salary and employee benefits expense increased $1.9 million, or 5%, in the second quarter of 2008 when compared to the second quarter of 2007. Base salary increases and Company sponsored health and dental insurance premium increases made up the largest portion of this increase. The second quarter of 2008 also included a one-time charge of approximately $0.5 million for net contractual long-term disability payments due to a former officer under terms of an employment contract.
Equipment, occupancy and data processing have all been directly impacted by the additional and expanded banking locations in the past 12 months. In the second quarter of 2008, equipment cost increased $219,000, or 6%, while occupancy cost increased $91,000, or 2%, over the second quarter of 2007. Additionally, data processing increased $340,000, or 13%, while professional fees increased $542,000, or 32%, primarily as a result of increased legal costs related to non-performing assets.
Total other expenses increased $1.7 million in the second quarter of 2008 compared to the second quarter of 2007. In addition to the components listed in the table above, this category is comprised of expenses such as ATM expenses, correspondent banking charges, directors fees, telephone, travel and entertainment, corporate insurance and dues and subscriptions. Increased FDIC insurance due to a higher rate structure imposed on all financial institutions by the FDIC in the first quarter 2007 accounted for $503,000 of the increase. The Company’s banks, like most banks, received credits for overcharges by the FDIC in the past few years, effectively reducing their premiums. While most of the Company’s banks received and used these credits during the first two quarters of 2007, the total amount of credits received by the Company was less than other bank holding companies related to the fact that most of the Company’s banks are de novo operations started in the last 16 years.

The following table presents non-interest expense by category for the six months ended June 30, 2008 and 2007:

	Six Months Ended
	June 30,		$	%
(Dollars in thousands)	2008	2007	Change	Change
Salaries and employee benefits	$73,648	$70,977	2,671	4
Equipment	7,974	7,419	555	7
Occupancy, net	11,305	10,782	523	5
Data processing	5,716	5,054	662	13
Advertising and marketing	2,367	2,591	(224)	(9)
Professional fees	4,295	3,288	1,007	31
Amortization of other intangible assets	1,567	1,933	(366)	(19)
Other:
Commissions – 3rd party brokers	1,982	2,025	(43)	(2)
Postage	2,041	1,819	222	12
Stationery and supplies	1,498	1,569	(71)	(5)
FDIC Insurance	2,575	1,390	1,185	85
Miscellaneous	12,450	11,035	1,415	13

Total other	20,546	17,838	2,708	15

Total non-interest expense	$127,418	$119,882	7,536	6

Non-interest expense for the first half of 2008 totaled $127.4 million and increased approximately $7.5 million, or 6%, from the 2007 total of $119.9 million. Salary and employee benefits, professional fees, FDIC insurance and other expenses recorded the largest increases.

ASSET QUALITY
Allowance for Credit Losses

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Dollars in thousands)	2008	2007	2008	2007
Allowance for loan losses at beginning of period	$53,758	$46,526	$50,389	$46,055
Provision for credit losses	10,301	2,490	18,856	4,297

Charge-offs:
Commercial and commercial real estate loans	5,430	1,743	9,387	2,690
Home equity loans	25	82	25	133
Residential real estate loans	—	147	219	147
Consumer and other loans	150	165	219	398
Premium finance receivables	913	610	1,796	1,135
Indirect consumer loans	271	181	529	280
Tricom finance receivables	52	25	77	50

Total charge-offs	6,841	2,953	12,252	4,833

Recoveries:
Commercial and commercial real estate loans	29	1,073	69	1,416
Home equity loans	—	42	—	60
Residential real estate loans	—	—	—	—
Consumer and other loans	52	34	64	63
Premium finance receivables	273	133	400	251
Indirect consumer loans	61	44	107	80
Tricom finance receivables	—	3	—	3

Total recoveries	415	1,329	640	1,873

Net charge-offs	(6,426)	(1,624)	(11,612)	(2,960)

Allowance for loan losses at period end	$57,633	$47,392	$57,633	$47,392

Allowance for unfunded loan commitments at period end	$493	$457	$493	$457

Allowance for credit losses at period end	$58,126	$47,849	$58,126	$47,849

Annualized net charge-offs by category as a percentage of its own respective category’s average:
Commercial and commercial real estate loans	0.48%	0.07%	0.42%	0.06%
Home equity loans	0.01	0.02	0.01	0.02
Residential real estate loans	—	0.16	0.13	0.09
Consumer and other loans	0.29	0.60	0.23	0.74
Premium finance receivables	0.23	0.15	0.25	0.14
Indirect consumer loans	0.38	0.22	0.37	0.16
Tricom finance receivables	0.82	0.27	0.62	0.27

Total loans, net of unearned income	0.36%	0.10%	0.33%	0.09%

Net charge-offs as a percentage of the provision for loan losses	62.38%	65.25%	61.58%	68.91%

Loans at period-end			$7,153,603	$6,720,960
Allowance for loan losses as a percentage of loans at period-end			0.81%	0.71%
Allowance for credit losses as a percentage of loans at period-end			0.81%	0.71%

The allowance for credit losses is comprised of the allowance for loan losses and the allowance for lending-related commitments. The allowance for loan losses is a reserve against loan amounts that are actually funded and outstanding while the allowance for lending-related commitments relates to certain amounts that Wintrust is committed to lend but for which funds have not yet been disbursed. The allowance for lending-related commitments (separate liability account) represents the portion of the provision for credit losses that was associated with unfunded lending-related commitments. The provision for credit losses may contain both a component related to funded loans (provision for loan losses) and a component related to lending-related commitments (provision for unfunded loan commitments and letters of credit).
Non-performing Assets
The following table sets forth Wintrust’s non-performing assets at the dates indicated.

	June 30,	March 31,	December 31,	June 30,
(Dollars in thousands)	2008	2008	2007	2007
Loans past due greater than 90 days and still accruing:
Residential real estate and home equity (1)	$200	$387	$51	$755
Commercial, consumer and other	2,259	8,557	14,742	279
Premium finance receivables	5,180	8,133	8,703	5,162
Indirect consumer loans	471	635	517	176
Tricom finance receivables	—	—	—	—

Total past due greater than 90 days and still accruing	8,110	17,712	24,013	6,372

Non-accrual loans:
Residential real estate and home equity (1)	3,384	3,655	3,215	5,712
Commercial, consumer and other	61,878	51,184	33,267	12,558
Premium finance receivables	13,005	13,542	10,725	9,406
Indirect consumer loans	389	399	560	500
Tricom finance receivables	40	49	74	274

Total non-accrual	78,696	68,829	47,841	28,450

Total non-performing loans:
Residential real estate and home equity (1)	3,584	4,042	3,266	6,467
Commercial, consumer and other	64,137	59,741	48,009	12,837
Premium finance receivables	18,185	21,675	19,428	14,568
Indirect consumer loans	860	1,034	1,077	676
Tricom finance receivables	40	49	74	274

Total non-performing loans	86,806	86,541	71,854	34,822

Other real estate owned	9,233	4,873	3,858	1,504

Total non-performing assets	$96,039	$91,414	$75,712	$36,326

Total non-performing loans by category as a percent of its own respective category’s period-end balance:
Residential real estate and home equity (1)	0.35%	0.44%	0.36%	0.75%
Commercial, consumer and other	1.35	1.28	1.06	0.30
Premium finance receivables	1.59	2.13	1.80	1.12
Indirect consumer loans	0.39	0.45	0.45	0.27
Tricom finance receivables	0.18	0.21	0.27	0.80

Total non-performing loans	1.21%	1.26%	1.06%	0.52%

Total non-performing assets as a percentage of total assets	0.97%	0.94%	0.81%	0.39%

Allowance for loan losses as a percentage of non-performing loans	66.39%	62.12%	70.13%	136.10%

(1)	Non-accrual and past due greater than 90 days and still accruing residential mortgage loans held for sale are excluded from the non-performing balances presented above. These balances totaled $0.2 million as of June 30, 2008, $2.1 million as of March 31, 2008 and $2.0 million as of December 31, 2007. Residential mortgage loans held for sale are accounted for at lower of aggregate cost or fair value, with valuation changes included as adjustments to non-interest income.

The provision for credit losses totaled $10.3 million for the second quarter of 2008, $8.6 million in the first quarter of 2008 and $2.5 million for the second quarter of 2007. For the quarter ended June 30, 2008, net charge-offs totaled $6.4 million compared to $5.2 million in the first quarter of 2008 and $1.6 million recorded in the second quarter of 2007. On a ratio basis, annualized net charge-offs as a percentage of average loans were 0.36% in the second quarter of 2008, 0.30% in the first quarter of 2008 and 0.10% in the second quarter of 2007.
On a year-to-date basis, provision for credit losses totaled $18.9 million for the first half of 2008 compared to $4.3 million in the first half of 2007. Net charge-offs totaled $11.6 million, or 0.33% of average loans on an annualized basis in the first half of 2008, compared to $3.0 million, or 0.09% of average loans on an annualized basis in the first half of 2007.
Management believes the allowance for loan losses is adequate to provide for inherent losses in the portfolio. There can be no assurances however, that future losses will not exceed the amounts provided for, thereby affecting future results of operations. The amount of future additions to the allowance for loan losses will be dependent upon management’s assessment of the adequacy of the allowance based on its evaluation of economic conditions, changes in real estate values, interest rates, the regulatory environment, the level of past-due and non-performing loans, and other factors.
Non-performing Residential Real Estate and Home Equity
The non-performing residential real estate and home equity loans totaled $3.6 million as of June 30, 2008 compared to $4.0 million at March 31, 2008 and $6.5 million as of June 30, 2007. The June 30, 2008 non-performing balance is comprised of $2.6 million of residential real estate (10 individual credits) and $997,000 of home equity loans (10 individual credits). The average balance of loans in this category is approximately $180,000. On average, this is less than two non-performing residential real estate loans and home equity loans per chartered bank within the Company. The Company believes control and collection of these loans is very manageable. Management does not expect any material losses from the resolution of any of the credits in this category.
Non-performing Commercial, Consumer and Other
The commercial, consumer and other non-performing loan category totaled $64.1 million as of June 30, 2008 compared to $59.7 million as of March 31, 2008 and $12.8 million as of June 30, 2007.
Management is pursuing the resolution of all credits in this category. However, given the current state of the residential real estate market, resolution of certain credits could span a lengthy period of time until market conditions stabilize. However, management believes reserves are adequate to absorb potential losses that may occur upon the ultimate resolution of these credits.
Non-performing Loan Composition
The $67.7 million of non-performing assets classified as residential real estate and home equity, commercial, consumer, and other consumer ($64.1 million of commercial, consumer and other loans and $3.6 million of residential and home equity loans) consists of $26.2 million of residential real estate construction and land development related loans, $6.6 million of commercial related loans, $11.5 million of commercial real estate related loans, $16.5 million of commercial real estate construction and land development related loans, $6.8 million of residential real estate and home equity related loans and $209,000 of consumer related loans. Seven of these relationships exceed $2.5 million in outstanding balances, approximating $48.9 million in total outstanding balances.

Non-performing Premium Finance Receivables
The table below presents the level of non-performing premium finance receivables as of June 30, 2008 and 2007, and the amount of net charge-offs for the quarters then ended.

(Dollars in thousands)	June 30, 2008	June 30, 2007
Non-performing premium finance receivables	$18,185	$14,568
- as a percent of premium finance receivables outstanding	1.59%	1.12%

Net charge-offs of premium finance receivables	$640	$477
- annualized as a percent of average premium finance receivables	0.23%	0.15%

As noted below, fluctuations in this category may occur due to timing and nature of account collections from insurance carriers. Although non-performing balances and net charge-offs in this category have increased over the past 12 months, the Company’s underwriting standards, regardless of the condition of the economy, have remained consistent. We anticipate that net charge-offs and non-performing asset levels in the near term will continue to be at levels that are within acceptable operating ranges for this category of loans. Management is comfortable with administering the collections at this level of non-performing premium finance receivables.
The ratio of non-performing premium finance receivables fluctuates throughout the year due to the nature and timing of canceled account collections from insurance carriers. Due to the nature of collateral for premium finance receivables it customarily takes 60-150 days to convert the collateral into cash collections. Accordingly, the level of non-performing premium finance receivables is not necessarily indicative of the loss inherent in the portfolio. In the event of default, Wintrust has the power to cancel the insurance policy and collect the unearned portion of the premium from the insurance carrier. In the event of cancellation, the cash returned in payment of the unearned premium by the insurer should generally be sufficient to cover the receivable balance, the interest and other charges due. Due to notification requirements and processing time by most insurance carriers, many receivables will become delinquent beyond 90 days while the insurer is processing the return of the unearned premium. Management continues to accrue interest until maturity as the unearned premium is ordinarily sufficient to pay-off the outstanding balance and contractual interest due.
Non-performing Indirect Consumer Loans
Total non-performing indirect consumer loans were $860,000 at June 30, 2008, compared to $1.0 million at March 31, 2008 and $676,000 at June 30, 2007. The ratio of these non-performing loans to total indirect consumer loans was 0.39% at June 30, 2008 compared to 0.45% at March 31, 2008 and 0.27% at June 30, 2007. As noted in the Allowance for Credit Losses table, net charge-offs as a percent of total indirect consumer loans were 0.38% for the quarter ended June 30, 2008 compared to 0.22% in the same period in 2007. The level of non-performing and net charge-offs of indirect consumer loans continue to be below standard industry ratios for this type of lending.
Subsequent to quarter-end, the Company ceased the origination of indirect automobile loans. This niche business has served the Company well over the past 12 years in helping de-novo banks quickly, and profitably, grow into their physical structures. Competitive pricing pressures have significantly reduced the long-term potential profitably of this niche business. Given the current economic environment, the retirement of the founder of this niche business and the distinct possibility of rising interest rates over the longer-term, exiting the origination of this business was deemed to be in the best interest of the Company at this time. The Company will continue to service its existing portfolio during the duration of the credits and does not anticipate any change in historical credit trends for this niche business given this decision.

WINTRUST SUBSIDIARIES AND LOCATIONS
Wintrust is a financial holding company whose common stock is traded on the Nasdaq Stock Market® (Nasdaq: WTFC). Its 15 community bank subsidiaries are: Lake Forest Bank & Trust Company, Hinsdale Bank & Trust Company, North Shore Community Bank & Trust Company in Wilmette, Libertyville Bank & Trust Company, Barrington Bank & Trust Company, Crystal Lake Bank & Trust Company, Northbrook Bank & Trust Company, Advantage National Bank in Elk Grove Village, Village Bank & Trust in Arlington Heights, Beverly Bank & Trust Company in Chicago, Wheaton Bank & Trust Company, State Bank of The Lakes in Antioch, Old Plank Trail Community Bank, N.A. in New Lenox, St. Charles Bank & Trust Company and Town Bank in Hartland, Wisconsin. The banks also operate facilities in Illinois in Algonquin, Bloomingdale, Buffalo Grove, Cary, Chicago, Clarendon Hills, Darien, Deerfield, Downers Grove, Frankfort, Geneva, Glencoe, Glen Ellyn, Gurnee, Grayslake, Highland Park, Highwood, Hoffman Estates, Island Lake, Lake Bluff, Lake Villa, Lindenhurst, McHenry, Mokena, Mundelein, North Chicago, Northfield, Palatine, Prospect Heights, Ravinia, Riverside, Roselle, Sauganash, Skokie, Spring Grove, Vernon Hills, Wauconda, Western Springs, Willowbrook and Winnetka, and in Delafield, Elm Grove, Madison and Wales, Wisconsin.
Additionally, the Company operates various non-bank subsidiaries. First Insurance Funding Corporation, one of the largest commercial insurance premium finance companies operating in the United States, serves commercial loan customers throughout the country. Tricom, Inc. of Milwaukee provides high-yielding, short-term accounts receivable financing and value-added out-sourced administrative services, such as data processing of payrolls, billing and cash management services, to temporary staffing service clients located throughout the United States. WestAmerica Mortgage Company engages primarily in the origination and purchase of residential mortgages for sale into the secondary market through origination offices located throughout the United States. Loans are also originated nationwide through relationships with wholesale and correspondent offices. Guardian Real Estate Services, Inc. of Oakbrook Terrace provides document preparation and other loan closing services to WestAmerica Mortgage Company and its network of mortgage brokers. Wayne Hummer Investments, LLC is a broker-dealer providing a full range of private client and brokerage services to clients and correspondent banks located primarily in the Midwest. Wayne Hummer Asset Management Company provides money management services and advisory services to individual accounts. Wayne Hummer Trust Company, a trust subsidiary, allows Wintrust to service customers’ trust and investment needs at each banking location. Wintrust Information Technology Services Company provides information technology support, item capture and statement preparation services to the Wintrust subsidiaries.
FORWARD-LOOKING STATEMENTS
This document contains forward-looking statements within the meaning of federal securities laws. Forward-looking information in this document can be identified through the use of words such as “may,” “will,” “intend,” “plan,” “project,” “expect,” “anticipate,” “should,” “would,” “believe,” “estimate,” “contemplate,” “possible,” and “point.” The forward-looking information is premised on many factors, some of which are outlined below. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. Such forward-looking statements may be deemed to include, among other things, statements relating to the Company’s projected growth, anticipated improvements in earnings, earnings per share and other financial performance measures, and management’s long-term performance goals, as well as statements relating to the anticipated effects on financial results of condition from expected developments or events, the Company’s business and growth strategies, including anticipated internal growth, plans to form additional de novo banks and to open new branch offices, and to pursue additional potential development or acquisitions of banks, wealth management entities or specialty finance businesses. Actual results could differ materially from those addressed in the forward-looking statements as a result of numerous factors, including the following:
•	Competitive pressures in the financial services business which may affect the pricing of the Company’s loan and deposit products as well as its services (including wealth management services).

•	Changes in the interest rate environment, which may influence, among other things, the growth of loans and deposits, the quality of the Company’s loan portfolio, the pricing of loans and deposits and interest income.

•	The extent of defaults and losses on our loan portfolio.

•	Unexpected difficulties or unanticipated developments related to the Company’s strategy of de novo bank formations and openings. De novo banks typically require 13 to 24 months of operations before becoming profitable, due to the impact of organizational and overhead expenses, the startup phase of generating deposits and the time lag typically involved in redeploying deposits into attractively priced loans and other higher yielding earning assets.

•	The ability of the Company to obtain liquidity and income from the sale of premium finance receivables in the future and the unique collection and delinquency risks associated with such loans.

•	Failure to identify and complete acquisitions in the future or unexpected difficulties or unanticipated developments related to the integration of acquired entities with the Company.

•	Legislative or regulatory changes or actions, or significant litigation involving the Company.

•	Changes in general economic conditions in the markets in which the Company operates.

•	The ability of the Company to receive dividends from its subsidiaries.

•	The loss of customers as a result of technological changes allowing consumers to complete their financial transactions without the use of a bank.

•	The ability of the Company to attract and retain senior management experienced in the banking and financial services industries.
Therefore, there can be no assurances that future actual results will correspond to these forward-looking statements. The reader is cautioned not to place undue reliance on any forward looking statement made by or on behalf of Wintrust. Any such statement speaks only as of the date the statement was made or as of such date that may be referenced within the statement. The Company undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this press release. Persons are advised, however, to consult further disclosures management makes on related subjects in its reports filed with the Securities and Exchange Commission and in its press releases.
CONFERENCE CALL AND WEBCAST
The Company will hold a conference call at 12:00 p.m. (Central Daylight Time) Wednesday, July 23, 2008, regarding second quarter 2008 earnings. Individuals interested in listening should call (877) 365-7575 and enter Conference ID #55546253. A simultaneous audio-only web cast of the conference call may be accessed via the Company’s web site at (http://www.wintrust.com), Presentations & Conference Calls, Conference Calls, Second Quarter 2008 Earnings Release Conference Call.
A replay of the call will be available beginning at 1:00 p.m. (Central Daylight Time) on July 23, 2008 and will run through 10:59 p.m. (Central Daylight Time) August 6, 2008, by calling (800) 642-1687 and entering Conference ID #55546253.
# # #

WINTRUST FINANCIAL CORPORATION
Supplemental Financial Information
5 Quarter Trends

Page 29	Selected Financial Highlights

Page 30	Consolidated Statements of Condition

Page 31	Consolidated Statements of Income

Page 32	Period End Loan and Deposit Balances

Page 33	Quarterly Average Balances and Net Interest Margin

Page 34	Net Interest Margin (Including Call Option Income)

Page 35	Non-Interest Income and Expense

Page 36	Allowance for Credit Losses

Page 37	Non-Performing Assets

WINTRUST FINANCIAL CORPORATION
Selected Financial Highlights – 5 Quarter Trends

	Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
(Dollars in thousands, except per share data)	2008	2008	2007	2007	2007
Selected Financial Condition Data (at end of period):
Total assets	$9,923,077	$9,732,466	$9,368,859	$9,465,114	$9,348,460
Total loans	7,153,603	6,874,916	6,801,602	6,808,359	6,720,960
Total deposits	7,761,367	7,483,582	7,471,441	7,578,064	7,549,562
Long-term debt – trust preferred securities	249,579	249,621	249,662	249,704	249,745
Total shareholders’ equity	749,025	753,293	739,555	721,973	720,628

Selected Statements of Income Data:
Net interest income	$59,400	$61,742	$65,438	$66,187	$65,255
Net revenue (1)	92,408	86,298	93,406	77,724	86,105
Income before taxes	17,522	14,910	23,623	13,872	23,477
Net income	11,276	9,705	15,643	9,919	15,410
Net income per common share – Basic	0.48	0.41	0.67	0.42	0.64
Net income per common share – Diluted	0.47	0.40	0.65	0.40	0.62

Selected Financial Ratios and Other Data:

Performance Ratios:
Net interest margin (6)	2.77%	2.98%	3.08%	3.14%	3.13%
Core net interest margin (2) (6)	3.02	3.26	3.37	3.43	3.40
Non-interest income to average assets	1.37	1.05	1.17	0.49	0.89
Non-interest expense to average assets	2.68	2.70	2.66	2.52	2.57
Net overhead ratio (3)	1.31	1.64	1.49	2.03	1.68
Efficiency ratio (4) (6)	69.34	71.11	69.44	75.73	69.29
Return on average assets	0.47	0.42	0.65	0.42	0.66
Return on average equity	5.97	5.25	8.56	5.53	8.52

Average total assets	$9,682,454	$9,373,539	$9,497,111	$9,382,060	$9,395,532
Average total shareholders’ equity	760,253	743,997	725,145	712,115	725,465
Average loans to average deposits ratio	94.6%	94.9%	93.1%	91.3%	89.8%

Common Share Data at end of period:
Market price per common share	$23.85	$34.95	$33.13	$42.69	$43.85
Book value per common share	$31.70	$31.97	$31.56	$30.55	$29.82
Common shares outstanding	23,625,841	23,563,958	23,430,490	23,631,673	24,163,280

Other Data at end of period:
Allowance for credit losses (5)	$58,126	$54,251	$50,882	$49,214	$47,849
Non-performing assets	$96,039	$91,414	$75,712	$48,692	$36,326
Allowance for credit losses to total loans (5)	0.81%	0.79%	0.75%	0.72%	0.71%
Non-performing assets to total assets	0.97%	0.94%	0.81%	0.51%	0.39%
Number of:
Bank subsidiaries	15	15	15	15	15
Non-bank subsidiaries	8	8	8	8	8
Banking offices	79	78	77	78	78

(1)	Net revenue includes net interest income and non-interest income.

(2)	The core net interest margin excludes the effect of the net interest expense associated with Wintrust’s junior subordinated debentures and the interest expense incurred to fund common stock repurchases.

(3)	The net overhead ratio is calculated by netting total non-interest expense and total non-interest income, annualizing this amount, and dividing by that period’s total average assets. A lower ratio indicates a higher degree of efficiency.

(4)	The efficiency ratio is calculated by dividing total non-interest expense by tax-equivalent net revenue (less securities gains or losses). A lower ratio indicates more efficient revenue generation.

(5)	The allowance for credit losses includes both the allowance for loan losses and the allowance for lending-related commitments.

(6)	See “Supplemental Financial Measures/Ratios” for additional information on this performance measure/ratio.

WINTRUST FINANCIAL CORPORATION AND SUBSIDIARIES
Consolidated Statements of Condition – 5 Quarter Trends

	(Unaudited)	(Unaudited)		(Unaudited)	(Unaudited)
	June 30,	March 31,	December 31,	September 30,	June 30,
(In thousands)	2008	2008	2007	2007	2007

Assets
Cash and due from banks	$166,857	$160,890	$170,190	$149,970	$153,209
Federal funds sold and securities purchased under resale agreements	73,311	280,408	90,964	62,297	15,092
Interest-bearing deposits with banks	6,438	11,280	10,410	9,740	14,308
Available-for-sale securities, at fair value	1,590,648	1,110,854	1,303,837	1,536,027	1,515,223
Trading account securities	1,877	1,185	1,571	1,350	919
Brokerage customer receivables	19,661	22,786	24,206	23,800	23,842
Mortgage loans held-for-sale	118,379	102,324	109,552	104,951	135,543
Loans, net of unearned income	7,153,603	6,874,916	6,801,602	6,808,359	6,720,960
Less: Allowance for loan losses	57,633	53,758	50,389	48,757	47,392

Net loans	7,095,970	6,821,158	6,751,213	6,759,602	6,673,568
Premises and equipment, net	348,881	344,863	339,297	336,755	329,498
Accrued interest receivable and other assets	208,574	583,648	273,678	192,938	198,609
Goodwill	276,311	276,121	276,204	268,983	268,983
Other intangible assets	16,170	16,949	17,737	18,701	19,666

Total assets	$9,923,077	$9,732,466	$9,368,859	$9,465,114	$9,348,460

Liabilities and Shareholders’ Equity
Deposits:
Non-interest bearing	$688,512	$670,433	$664,264	$658,214	$655,074
Interest bearing	7,072,855	6,813,149	6,807,177	6,919,850	6,894,488

Total deposits	7,761,367	7,483,582	7,471,441	7,578,064	7,549,562

Notes payable	41,975	70,300	60,700	71,900	50,550
Federal Home Loan Bank advances	438,983	434,482	415,183	408,192	403,203
Other borrowings	383,009	293,091	254,434	271,106	231,783
Subordinated notes	75,000	75,000	75,000	75,000	75,000
Junior subordinated debentures	249,579	249,621	249,662	249,704	249,745
Accrued interest payable and other liabilities	224,139	373,097	102,884	89,175	67,989

Total liabilities	9,174,052	8,979,173	8,629,304	8,743,141	8,627,832

Shareholders’ equity:
Preferred stock	—	—	—	—	—
Common stock	26,478	26,416	26,281	26,060	26,012
Surplus	547,333	544,135	539,127	532,407	528,916
Treasury stock	(122,258)	(122,252)	(122,196)	(107,742)	(84,559)
Common stock warrants	459	459	459	618	649
Retained earnings	325,314	314,038	309,556	293,913	287,741
Accumulated other comprehensive loss	(28,301)	(9,503)	(13,672)	(23,283)	(38,131)

Total shareholders’ equity	749,025	753,293	739,555	721,973	720,628

Total liabilities and shareholders’ equity	$9,923,077	$9,732,466	$9,368,859	$9,465,114	$9,348,460

WINTRUST FINANCIAL CORPORATION AND SUBSIDIARIES
Consolidated Statements of Income (Unaudited) – 5 Quarter Trends

	Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
(In thousands, except per share data)	2008	2008	2007	2007	2007

Interest income
Interest and fees on loans	$108,803	$118,953	$131,888	$134,578	$131,279
Interest bearing deposits with banks	68	120	150	203	223
Federal funds sold and securities purchased under resale agreements	472	634	275	238	435
Securities	16,553	16,081	18,979	19,104	20,434
Trading account securities	15	31	10	27	11
Brokerage customer receivables	249	357	415	495	506

Total interest income	126,160	136,176	151,717	154,645	152,888

Interest expense
Interest on deposits	53,862	61,430	70,965	74,324	73,735
Interest on Federal Home Loan Bank advances	4,557	4,556	4,550	4,479	4,400
Interest on notes payable and other borrowings	2,900	2,770	4,783	3,721	3,562
Interest on subordinated notes	843	1,087	1,308	1,305	1,273
Interest on junior subordinated debentures	4,598	4,591	4,673	4,629	4,663

Total interest expense	66,760	74,434	86,279	88,458	87,633

Net interest income	59,400	61,742	65,438	66,187	65,255
Provision for credit losses	10,301	8,555	6,217	4,365	2,490

Net interest income after provision for credit losses	49,099	53,187	59,221	61,822	62,765

Non-interest income
Wealth management	7,771	7,865	8,320	7,631	7,771
Mortgage banking	7,536	6,096	5,793	(3,122)	6,754
Service charges on deposit accounts	2,565	2,373	2,288	2,139	2,071
Gain on sale of premium finance receivables	566	1,141	1,596	—	175
Administrative services	755	713	965	980	1,048
Gains (losses) on available-for-sale securities, net	(140)	(1,333)	2,834	(76)	192
Other	13,955	7,701	6,172	3,985	2,839

Total non-interest income	33,008	24,556	27,968	11,537	20,850

Non-interest expense
Salaries and employee benefits	36,976	36,672	36,583	34,256	35,060
Equipment	4,048	3,926	4,034	3,910	3,829
Occupancy, net	5,438	5,867	5,902	5,303	5,347
Data processing	2,918	2,798	2,721	2,645	2,578
Advertising and marketing	1,368	999	1,212	1,515	1,513
Professional fees	2,227	2,068	2,045	1,757	1,685
Amortization of other intangible assets	779	788	964	964	964
Other	10,831	9,715	10,105	9,137	9,162

Total non-interest expense	64,585	62,833	63,566	59,487	60,138

Income before income taxes	17,522	14,910	23,623	13,872	23,477
Income tax expense	6,246	5,205	7,980	3,953	8,067

Net income	$11,276	$9,705	$15,643	$9,919	$15,410

Net income per common share – Basic	$0.48	$0.41	$0.67	$0.42	$0.64

Net income per common share – Diluted	$0.47	$0.40	$0.65	$0.40	$0.62

Cash dividends declared per common share	$—	$0.18	$—	$0.16	$—

Weighted average common shares outstanding	23,608	23,518	23,471	23,797	24,154
Dilutive potential common shares	531	582	699	795	806

Average common shares and dilutive common shares	24,139	24,100	24,170	24,592	24,960

WINTRUST FINANCIAL CORPORATION AND SUBSIDIARIES
Period End Loan Balances – 5 Quarter Trends

	June 30,	March 31,	December 31,	September 30,	June 30,
(Dollars in thousands)	2008	2008	2007	2007	2007
Balance:
Commercial and commercial real estate(2)	$4,610,550	$4,534,383	$4,408,661	$4,219,320	$4,186,308
Home equity	770,748	695,446	678,298	654,022	638,941
Residential real estate	243,400	233,556	226,686	220,084	222,312
Premium finance receivables	1,145,986	1,017,011	1,078,185	1,289,920	1,306,321
Indirect consumer loans (1)	221,511	230,771	241,393	253,058	248,788
Tricom finance receivables	22,676	23,478	27,719	33,342	34,177
Other loans (2)	138,732	140,271	140,660	138,613	84,113

Total loans, net of unearned income	$7,153,603	$6,874,916	$6,801,602	$6,808,359	$6,720,960

Mix:
Commercial and commercial real estate(2)	64.5%	66.0%	64.8%	62.0%	62.3%
Home equity	10.8	10.1	10.0	9.6	9.5
Residential real estate	3.4	3.4	3.3	3.2	3.3
Premium finance receivables	16.0	14.8	15.9	18.9	19.4
Indirect consumer loans (1)	3.1	3.4	3.5	3.7	3.7
Tricom finance receivables	0.3	0.3	0.4	0.5	0.5
Other loans (3)	1.9	2.0	2.1	2.1	1.3

Total loans, net of unearned income	100.0%	100.0%	100.0%	100.0%	100.0%

(4)	Includes autos, boats, snowmobiles and other indirect consumer loans

(5)	Approximately $56.2 million of loans originally reported as commercial and commercial real estate ($53.6 million) and home equity ($2.6 million) were reclassified in the third quarter of 2007 and are now included in other.
WINTRUST FINANCIAL CORPORATION AND SUBSIDIARIES
Period End Deposit Balances – 5 Quarter Trends

	June 30,	March 31,	December 31,	September 30,	June 30,
(Dollars in thousands)	2008	2008	2007	2007	2007
Balance:
Non-interest bearing	$688,512	$670,433	$664,264	$658,214	$655,074
NOW	1,064,792	1,013,603	1,014,780	1,005,002	964,714
Wealth Management deposits (1)	599,451	647,798	599,426	563,003	515,223
Money market	900,482	797,215	701,972	690,798	704,534
Savings	326,869	325,096	297,586	291,466	302,000
Time certificates of deposit	4,181,261	4,029,437	4,193,413	4,369,581	4,408,017

Total deposits	$7,761,367	$7,483,582	$7,471,441	$7,578,064	$7,549,562

Mix:
Non-interest bearing	8.9%	9.0%	8.9%	8.7%	8.7%
NOW	13.7	13.5	13.6	13.3	12.8
Wealth Management deposits (1)	7.7	8.7	8.0	7.4	6.8
Money market	11.6	10.7	9.4	9.1	9.3
Savings	4.2	4.3	4.0	3.8	4.0
Time certificates of deposit	53.9	53.8	56.1	57.7	58.4

Total deposits	100.0%	100.0%	100.0%	100.0%	100.0%

(1)	Represents deposit balances from brokerage customers of Wayne Hummer Investments and trust and asset management customers of Wayne Hummer Trust Company at the Company’s subsidiary banks.

WINTRUST FINANCIAL CORPORATION AND SUBSIDIARIES
Quarterly Average Balances – 5 Quarter Trends

	Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
(Dollars in thousands)	2008	2008	2007	2007	2007

Liquidity management assets	$1,543,795	$1,391,400	$1,552,675	$1,551,389	$1,686,596
Other earning assets	22,519	26,403	23,875	23,882	25,791
Loans, net of unearned income	7,158,317	7,012,642	6,985,850	6,879,856	6,772,512

Total earning assets	$8,724,631	$8,430,445	$8,562,400	$8,455,127	$8,484,899

Allowance for loan losses	(53,798)	(51,364)	(50,190)	(48,839)	(47,982)
Cash and due from banks	125,806	124,745	131,240	129,904	132,216
Other assets	885,815	869,713	853,661	845,868	826,399

Total assets	$9,682,454	$9,373,539	$9,497,111	$9,382,060	$9,395,532

Interest-bearing deposits	$6,906,437	$6,747,980	$6,845,466	$6,892,110	$6,896,118
Federal Home Loan Bank advances	437,642	426,911	411,480	403,590	400,918
Notes payable and other borrowings	439,130	332,019	433,983	330,184	322,811
Subordinated notes	75,000	75,000	75,000	75,000	75,000
Junior subordinated debentures	249,594	249,635	249,677	249,719	249,760

Total interest-bearing liabilities	$8,107,803	$7,831,545	$8,015,606	$7,950,603	$7,944,607

Non-interest bearing deposits	663,526	642,917	657,029	643,338	646,278
Other liabilities	150,872	155,080	99,331	76,004	79,182
Equity	760,253	743,997	725,145	712,115	725,465

Total liabilities and shareholders’ equity	$9,682,454	$9,373,539	$9,497,111	$9,382,060	$9,395,532

WINTRUST FINANCIAL CORPORATION AND SUBSIDIARIES
Net Interest Margin – 5 Quarter Trends

	Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2008	2008	2007	2007	2007

Yield earned on:
Liquidity management assets	4.56%	5.01%	5.15%	5.13%	5.16%
Other earning assets	4.83	6.10	7.09	8.76	8.10
Loans, net of unearned income	6.12	6.83	7.50	7.77	7.79

Total earning assets	5.84%	6.53%	7.07%	7.29%	7.27%

Rate paid on:
Interest-bearing deposits	3.14%	3.66%	4.11%	4.28%	4.29%
Federal Home Loan Bank advances	4.19	4.29	4.39	4.40	4.40
Notes payable and other borrowings	2.66	3.36	4.37	4.47	4.42
Subordinated notes	4.45	5.73	6.82	6.81	6.72
Junior subordinated debentures	7.29	7.28	7.32	7.25	7.39

Total interest-bearing liabilities	3.31%	3.82%	4.27%	4.41%	4.42%

Rate Spread	2.53%	2.71%	2.80%	2.88%	2.85%
Net Free Funds Contribution	0.24	0.27	0.28	0.26	0.28

Net Interest Margin	2.77%	2.98%	3.08%	3.14%	3.13%

Core Net Interest Margin	3.02%	3.26%	3.37%	3.43%	3.40%

WINTRUST FINANCIAL CORPORATION AND SUBSIDIARIES
Net Interest Margin (Including Call Option Income) – 5 Quarter Trends

	Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2008	2008	2007	2007	2007

Net Interest Income	$59,992	$62,466	$66,402	$66,941	$66,139
Call Option Income	12,083	6,780	1,693	56	443

Adjusted Net Interest Income	$72,075	$69,246	$68,095	$66,997	$66,582

Yield on Earning Assets	5.84%	6.53%	7.07%	7.29%	7.27%
Rate on Interest-bearing Liabilities	3.31	3.82	4.27	4.41	4.42

Rate Spread	2.53%	2.71%	2.80%	2.88%	2.85%
Net Free Funds Contribution	0.24	0.27	0.28	0.26	0.28

Net Interest Margin	2.77%	2.98%	3.08%	3.14%	3.13%

Call Option Income	0.56	0.31	0.08	—	0.02

Net Interest Margin including Call Option Income	3.33%	3.29%	3.16%	3.14%	3.15%

Core Net Interest Margin Including Call Option Income	3.58%	3.57%	3.45%	3.43%	3.42%

WINTRUST FINANCIAL CORPORATION AND SUBSIDIARIES
Net Interest Margin (Including Call Option Income) – YTD Trends

	YTD	YTD
	June 30,	December 31,
	2008	2007	2006	2005	2004

Net Interest Income	$122,457	$264,777	$250,507	$218,086	$158,609
Call Option Income	18,863	2,628	3,157	11,434	11,121

Adjusted Net Interest Income	$141,320	$267,405	$253,664	$229,520	$169,730

Yield on Earning Assets	6.18%	7.21%	6.91%	5.92%	5.24%
Rate on Interest-bearing Liabilities	3.56	4.39	4.11	3.00	2.28

Rate Spread	2.62%	2.82%	2.80%	2.92%	2.96%
Net Free Funds Contribution	0.26	0.29	0.30	0.24	0.21

Net Interest Margin	2.88%	3.11%	3.10%	3.16%	3.17%

Call Option Income	0.44	0.03	0.04	0.17	0.16

Net Interest Margin including Call Option Income	3.32%	3.14%	3.14%	3.33%	3.33%

Core Net Interest Margin Including Call Option Income	3.58%	3.41%	3.36%	3.54%	3.47%

WINTRUST FINANCIAL CORPORATION AND SUBSIDIARIES
Non-Interest Income – 5 Quarter Trends

	Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
(Dollars in thousands)	2008	2008	2007	2007	2007
Brokerage	$4,948	$5,038	$5,464	$4,727	$5,084
Trust and asset management	2,823	2,827	2,856	2,904	2,687

Total wealth management	7,771	7,865	8,320	7,631	7,771

Mortgage banking	7,536	6,096	5,793	(3,122)	6,754
Service charges on deposit accounts	2,565	2,373	2,288	2,139	2,071
Gain on sale of premium finance receivables	566	1,141	1,596	—	175
Administrative services	755	713	965	980	1,048
(Losses) gains on available-for-sale securities, net	(140)	(1,333)	2,834	(76)	192
Other:
Fees from covered call options	12,083	6,780	1,693	56	443
Bank Owned Life Insurance	851	613	903	2,205	992
Miscellaneous	1,021	308	3,576	1,724	1,404

Total other income	13,955	7,701	6,172	3,985	2,839

Total non-interest income	$33,008	$24,556	$27,968	$11,537	$20,850

WINTRUST FINANCIAL CORPORATION AND SUBSIDIARIES
Non-Interest Expense – 5 Quarter Trends

	Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
(Dollars in thousands)	2008	2008	2007	2007	2007
Salaries and employee benefits	$36,976	$36,672	$36,583	$34,256	$35,060
Equipment	4,048	3,926	4,034	3,910	3,829
Occupancy, net	5,438	5,867	5,902	5,303	5,347
Data processing	2,918	2,798	2,721	2,645	2,578
Advertising and marketing	1,368	999	1,212	1,515	1,513
Professional fees	2,227	2,068	2,045	1,757	1,685
Amortization of other intangibles	779	788	964	964	964
Other:
Commissions – 3rd party brokers	997	985	905	924	999
Postage	1,055	986	1,074	948	974
Stationery and supplies	756	742	849	741	798
FDIC Insurance	1,289	1,286	1,257	1,067	786
Miscellaneous	6,734	5,716	6,020	5,457	5,605

Total other expense	10,831	9,715	10,105	9,137	9,162

Total non-interest expense	$64,585	$62,833	$63,566	$59,487	$60,138

WINTRUST FINANCIAL CORPORATION AND SUBSIDIARIES
Allowance for Credit Losses – 5 Quarter Trends

	Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
(Dollars in thousands)	2008	2008	2007	2007	2007
Balance at beginning of period	$53,758	$50,389	$48,757	$47,392	$46,526
Provision for credit losses	10,301	8,555	6,217	4,365	2,490
Allowance acquired in business combinations	—	—	362	—	—
Reclassification to allowance for lending-related commitments	—	—	(36)	—	—

Charge-offs:
Commercial and commercial real estate loans	5,430	3,957	4,029	2,239	1,743
Home equity loans	25	—	156	—	82
Residential real estate loans	—	219	—	—	147
Consumer and other loans	150	69	130	65	165
Premium finance receivables	913	883	665	625	610
Indirect consumer loans	271	258	346	247	181
Tricom finance receivables	52	25	100	102	25

Total charge-offs	6,841	5,411	5,426	3,278	2,953

Recoveries:
Commercial and commercial real estate loans	29	40	234	82	1,073
Home equity loans	—	—	1	—	42
Residential real estate loans	—	—	6	—	—
Consumer and other loans	52	12	78	37	34
Premium finance receivables	273	128	148	115	133
Indirect consumer loans	61	45	48	44	44
Tricom finance receivables	—	—	—	—	3

Total recoveries	415	225	515	278	1,329

Net charge-offs	(6,426)	(5,186)	(4,911)	(3,000)	(1,624)

Allowance for loan losses at end of period	$57,633	$53,758	$50,389	$48,757	$47,392

Allowance for lending-related commitments at end of period	$493	$493	$493	$457	$457

Allowance for credit losses at end of period	$58,126	$54,251	$50,882	$49,214	$47,849

Annualized net charge-offs (recoveries) by category as a percentage of its own respective category’s average:
Commercial and commercial real estate loans	0.48%	0.35%	0.35%	0.21%	0.07%
Home equity loans	0.01	—	0.09	—	0.02
Residential real estate loans	—	0.27	(0.01)	—	0.16
Consumer and other loans	0.29	0.16	0.14	0.11	0.60
Premium finance receivables	0.23	0.27	0.16	0.16	0.15
Indirect consumer loans	0.38	0.36	0.48	0.32	0.22
Tricom finance receivables	0.82	0.41	1.23	1.30	0.27

Total loans, net of unearned income	0.36%	0.30%	0.28%	0.17%	0.10%

Net charge-offs as a percentage of the provision for loan losses	62.38%	60.62%	78.99%	68.72%	65.25%

Loans at period-end	$7,153,603	$6,874,916	$6,801,602	$6,808,359	$6,720,960
Allowance for loan losses as a percentage of loans at period-end	0.81%	0.78%	0.74%	0.72%	0.71%
Allowance for credit losses as a percentage of loans at period-end	0.81%	0.79%	0.75%	0.72%	0.71%

WINTRUST FINANCIAL CORPORATION AND SUBSIDIARIES
Non-Performing Assets – 5 Quarter Trends

	June 30,	March 31,	December 31,	September 30,	June 30,
(Dollars in thousands)	2008	2008	2007	2007	2007

Loans past due greater than 90 days and still accruing:
Residential real estate and home equity (1)	$200	$387	$51	$85	$755
Commercial, consumer and other	2,259	8,557	14,742	2,207	279
Premium finance receivables	5,180	8,133	8,703	7,204	5,162
Indirect consumer loans	471	635	517	279	176
Tricom finance receivables	—	—	—	—	—

Total past due greater than 90 days and still accruing	8,110	17,712	24,013	9,775	6,372

Non-accrual loans:
Residential real estate and home equity (1)	3,384	3,655	3,215	4,465	5,712
Commercial, consumer and other	61,878	51,184	33,267	20,452	12,558
Premium finance receivables	13,005	13,542	10,725	11,400	9,406
Indirect consumer loans	389	399	560	592	500
Tricom finance receivables	40	49	74	174	274

Total non-accrual	78,696	68,829	47,841	37,083	28,450

Total non-performing loans:
Residential real estate and home equity (1)	3,584	4,042	3,266	4,550	6,467
Commercial, consumer and other	64,137	59,741	48,009	22,659	12,837
Premium finance receivables	18,185	21,675	19,428	18,604	14,568
Indirect consumer loans	860	1,034	1,077	871	676
Tricom finance receivables	40	49	74	174	274

Total non-performing loans	86,806	86,541	71,854	46,858	34,822

Other real estate owned	9,233	4,873	3,858	1,834	1,504

Total non-performing assets	$96,039	$91,414	$75,712	$48,692	$36,326

Total non-performing loans by category as a percent of its own respective category’s period-end balance:
Residential real estate and home equity (1)	0.35%	0.44%	0.36%	0.52%	0.75%
Commercial, consumer and other	1.35	1.28	1.06	0.52	0.30
Premium finance receivables	1.59	2.13	1.80	1.44	1.12
Indirect consumer loans	0.39	0.45	0.45	0.34	0.27
Tricom finance receivables	0.18	0.21	0.27	0.52	0.80

Total non-performing loans	1.21%	1.26%	1.06%	0.69%	0.52%

Total non-performing assets as a percentage of total assets	0.97%	0.94%	0.81%	0.51%	0.39%

Allowance for loan losses as a percentage of non-performing loans	66.39%	62.12%	70.13%	104.05%	136.10%

(1)	Non-accrual and past due greater than 90 days and still accruing residential mortgage loans held for sale accounted for at lower of cost or market are excluded from the non-performing balances presented above. These balances totaled $200,000 as of June 30, 2008, $2.1 million as of March 31, 2008 and $2.0 million as of December 31, 2007.